Exhibit 10.14

AGREEMENT AND GENERAL RELEASE

The Federal Home Loan Bank of Pittsburgh (“Bank”) and John R. Price, Employee's heirs, executors, administrators, successors, and assigns (collectively, referred to throughout this Agreement as “Employee”), agree that:

1.Last Day of Employment. Employee's last day of employment with the Bank is December 31, 2010.

2.Consideration. In consideration for signing this Agreement and General Release, and complying with its terms, the Bank agrees:

a.to pay to Employee the amount equivalent to fifty-two (52) weeks of Employee's current base salary. The total gross amount of salary continuation payments shall equal and not exceed five hundred and fifty thousand dollars ($550,000). The salary continuation payments shall be made in semi-monthly installments with the first payment due on January 14, 2011. Such amounts shall be subject to tax withholdings required by federal, state, and/or local laws.

b.to continue to pay the employer's portion, to the same extent that the Bank pays the employer's portion for its active employees, of the premiums for Employee's continuing participation in the Bank's group medical insurance program (in accordance with Employee's existing coverage elections) through the fifty-two week salary continuation period. It is expressly agreed that the period during which the Bank shall continue making medical insurance premium contributions under this Section 2.b. shall run concurrently with the 18-month medical insurance continuation period offered by the Bank. The Employee shall contribute the employee's portion of the premiums for participation in the Bank's medical insurance program and such amounts shall be deducted from the semi-monthly salary continuation payments referenced above;

c.any 2010 accrued and unused vacation days as of December 31, 2010 shall be paid to Employee on January 14, 2011.

d.a lump sum payment in the gross amount of $20,000 in lieu of the Bank providing any outplacement assistance to Employee. Such lump sum payment (subject to applicable tax withholdings) shall be made on January 14, 2011.

e.    to provide a payment under the 2010 Executive Officer and Key Employee Temporary Incentive Plan (“TIP”). Employee shall be eligible to receive payment of a 2010 base incentive award (for the period January 1, 2010 through December 31, 2010) provided that: (a) the Board determines to declare 2010 TIP base awards for the Bank's then active executive officers following the completion of the 2010 TIP performance period on December 31, 2010, and (b) the Federal Housing Finance Agency (“Finance Agency”) does not object to the payment of such base TIP awards. Any TIP base award amount referenced hereunder shall not be included in the calculation of Employee's retirement benefit under the non-qualified Supplemental Executive

Exhibit 10.14

Retirement Plan (“SERP”).

f.    upon receipt of payment from Employee of the amount of $12,000 the Bank shall arrange to transfer to Employee the title to the Bank automobile currently used by Employee. It is expressly agreed that the difference between the amount paid by Employee and the fair market value of the vehicle shall be considered income to Employee subject to required tax withholdings.

The Bank's obligation to make the payments set forth in this Section 2 shall be subject to the Finance Agency's non-objection.

3.No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Section 2 above, except for Employee's execution of this Agreement and General Release and the fulfillment of the promises contained herein. This Agreement and General Release shall not affect Employee's rights to any qualified or non-qualified retirement or thrift plan benefits vested through the date of employment termination, December 31, 2010. The terms of such qualified and non-qualified retirement and thrift plans and the elections made thereunder shall govern payments under those plans. Except as set forth herein, no other payments or benefits shall be provided by the Bank to Employee following Employee's termination of employment, including without limitation, payments or benefits under the Executive Officer Severance Agreement previously executed between the Bank and Employee.

4.General Release of Claims. Employee knowingly and voluntarily releases and forever discharges the Bank, its divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, as applicable, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990 as amended;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”), as amended;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act, as amended;

Exhibit 10.14

▪	Pennsylvania Wage Payment and Collection Law;

▪	The Pennsylvania Human Relations Act as amended;

▪	Any other applicable federal, state, or local law, rule, regulation, or ordinance;

▪	Any public policy, contract, tort, or common law; or

▪	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

5.    Acknowledgments and Affirmations. Employee affirms that Employee has been paid and/or has received all compensation, bonuses, and/or benefits to which Employee may be entitled. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or any applicable related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of the Bank and will continue to maintain the confidentiality of such information consistent with the Bank's policies and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Bank or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an administrative charge or investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee affirms that all of the Employer's decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory, based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

6.     Confidentiality, Non-Disparagement, and Return of Property. Employee agrees, except as required by law (including, without limitation, the Bank's disclosure obligations as a registrant with the Securities and Exchange Commission) that the terms of this Agreement have been and will be kept confidential and Employee shall not disclose the existence or substance of this Agreement and General Release, except to Employee's spouse, tax advisor, taxing authorities, and/or an attorney with whom Employee chooses to consult regarding Employee's consideration of this Agreement and General Release, or as otherwise permitted by law. Employee agrees that Employee shall not make disparaging comments to the media, to Bank customers, or Employee's professional colleagues regarding the Bank or the Bank's employees, officers, administrators, directors, or trustees.

Employee affirms that Employee has returned all of the Bank's property, documents, and/or

Exhibit 10.14

any confidential information in Employee's possession or control. Employee also affirms that Employee is in possession of all of Employee's property that Employee had at the Bank's premises and that the Bank is not in possession of any of Employee's property.

7.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

8.    Non-Admission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.    Amendment. This Agreement and General Release may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

10.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED AND ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE BANK'S GENERAL COUNSEL, DANA A. YEALY, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE DELIVERED TO GENERAL COUNSEL, DANA A. YEALY, AT 601 GRANT STREET, 16TH FLOOR, PITTSBURGH, PA 15219, NO LATER THAN 4:30 P.M. ON THE SEVENTH CALENDAR DAY AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. THE AGREEMENT AND GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE BEFORE THE SEVEN-DAY REVOCATION PERIOD HAS EXPIRED. A REVOCATION WOULD AUTOMATICALLY TERMINATE THIS AGREEMENT AND GENERAL RELEASE.

Exhibit 10.14

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

FEDERAL HOME LOAN BANK
EMPLOYEE        OF PITTSBURGH

By: /s/ John R. Price        By: /s/ Dale. N. D'Alessandro

Name: John R. Price        Name: Dale. N. D'Alessandro

Date: December 7, 2010        Title: Managing Director, Human Resources

Date: December 7, 2010

By: /s/ Dennis S. Marlo

Name: Dennis S. Marlo

Title: Chairman

Date: December 8, 2010